SUPERCLICK CONTINUES TO EXPAND ITS MARKET PRESENCE AND GROWTH STRATEGY WITH ACQUISITION OF HOTEL NET LLC

SAN DIEGO, Sep. 6, 2005 (PRIMEZONE) -- Superclick, Inc. (OTC BB:SPCK.OB - News), a technology leader in IP infrastructure solutions to the hospitality industry, today announced that it has completed the acquisition of Hotel Net LLC ("Hotel Net"), an emerging leader in wired and wireless High Speed Internet Access solutions to the hospitality industry. Hotel Net, founded in 2002, has installations in approximately 160 hotels and 20,000 rooms throughout the United States.

Pursuant to the terms of the Purchase Agreement, Superclick agreed to pay Hotel Net $800,000 in cash and 2,750,000 shares of its restricted common stock for 100% of the membership interests of Hotel Net. Also in accordance with the terms of the Purchase Agreement, and based on an "earn-out" provision therein, upon meeting certain objectives within the first year from the Closing Date of the Acquisition, Hotel Net will receive up to an additional 2,000,000 shares of Superclick's restricted common stock and $200,000 in cash. In addition, Chirag Patel, one of the founding members of Hotel Net and its Chief Executive Officer, has agreed to serve in an executive capacity at Superclick in the transition period through December 31, 2006. Superclick's board of director's has also appointed Chirag Patel and Dipan Patel, other of Hotel Net's founding members to its board of directors effective immediately.

Chirag Patel has more than 14 years experience in Information Technology and its applications, as well as in finance and management. He co-founded Veriprise Wireless Corporation in 1999, which extends corporate applications to its mobile employees via handheld devices. During his tenure with Veriprise Chirag helped raise $9 million dollars to fund the company wherein he developed and implemented the company's marketing strategies resulting in partnerships with Northwestern Mutual, Proctor & Gamble, Lotus, Motorola, PriceWaterhouseCoopers, Siebel, Motorola, AT&T Wireless and Verizon Wireless. In addition he worked with the Motorola global teams to jointly penetrate the markets in South America and India.

Dipan Patel has sixteen years of experience in the Hotel industry and has worked in operations, franchising and real estate investment sales. His strong relationships and rich experience in the hospitality industry has made him instrumental in developing Hotel Net's fast growing footprint in the United States. Currently, he is a Senior Vice President at CB Richard Ellis, a leading commercial real estate brokerage firm, and represents the Southeast Hotel Investment Sales Group. During his career he has completed over 120 transactions and has been awarded Broker of the year in 2001 for the Hospitality Investment Sales and was the leading investment sales broker for CB in the Southeast in 2002. He continues to enjoy strong success in the transaction business and has represented several major national hotel clients. Prior to hotel investment sales he worked with Cendant and Days Inn in a Franchise Sales capacity.

Superclick's Chairman and interim CFO, Todd M. Pitcher, commented that "we are excited to have Hotel Net join the Superclick team and believe that it is an incredibly synergistic transaction that will add substantial value to both our customers and shareholders. On a combined basis, we now have approximately 80,000 rooms installed. Hotel Net brings substantial expertise in wireless high speed Internet access solutions and we intend to leverage that expertise to enhance the level of service that we can bring to both existing and new customers."

"Hotel Net is now synergistically integrated with the Superclick team providing a dedicated and determined focus on customer service," stated Chirag Patel. "The combined company with superior HSIA server technology and pro-active customer support will strive to provide the best service in the industry for our customers. As part of Superclick, we can now look forward to the future in serving our leading edge AAHOA industry clients such as Tarsadia Hotels, Stonebridge Companies, Hersha Hospitality, JHM Hotels, Sun Companies, etc."

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About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)) in worldwide hospitality, multi-tenant unit (MTU) and university markets. Superclick provides hotels, MTU residences and universities with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's proprietary technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Candlewood Suites (r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC, Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

            Superclick, Inc.
            John Bevilacqua
            Investor Relations
            (866) 405-3959

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Source: Superclick, Inc.